Exhibit 10.37

NIMBLEGEN SYSTEMS, INC.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Non-employee directors will receive the following compensation for their service on the Board of Directors. However, for any non-employee director who serves on the Board of Directors as a designee of a shareholder or group of shareholders under the Company’s Stockholders Agreement, this compensation arrangement will not take effect until the closing of the Company’s initial public offering.

Cash compensation

• Annual cash retainer:	$25,000 per year

• Additional cash retainer for committee service:	$3,000 per year for each committee on which a director serves, unless the director chairs the committee

$5,000 per year for each committee chaired by a director

• Additional fees and expenses:	$1,500 per board or committee meeting attended in person or telephonically, plus expenses for attending the meeting

•        The annual cash retainer (including the retainer for committee service) will be paid quarterly in arrears within two weeks following the last day of each calendar quarter, together with meeting fees and expenses for each meeting held during the quarter. For a director serving less than the full quarter (or otherwise not eligible to receive the retainer for the full quarter), the retainer for that quarter will be a prorated amount.

Equity compensation

Effective upon a director’s commencement of service on the Board of Directors (or upon becoming eligible to participate in this compensation program), each non-employee director will be granted an option to purchase 25,000 shares of common stock of the Company. On the third anniversary of this initial date of grant, and thereafter on each succeeding third anniversary, each non-employee director who is still a non-employee director at that time will be granted another option to purchase 25,000 shares of the Company’s common stock. Each such option will vest proportionately over the three years following the date of grant in installments on the last day of each calendar quarter during the three-year period. Upon a director’s termination of service as a director, an option will be forfeited to the extent unvested at that time. Each such option also will have the following terms:

(1)	The option will have an exercise price per share equal to the fair market value per share of such stock as of the date of grant.

(2)	The option will be exercisable only to the extent vested.

(3)	Any option to the extent unvested will immediately vest upon a change of control of the Company.

(4)	The option will have an expiration date of ten years after the date of grant.

(5)	The option will be otherwise subject to the terms of the plan under which granted.

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